FORM OF AUTHORIZED PARTICIPANT AGREEMENT

DOUBLELINE ETF TRUST

This Authorized Participant Agreement (the “Agreement”) is entered into by and between Foreside Fund Services, LLC (the “Distributor”) and __________ (the “Participant”) and is subject to acceptance by JPMorgan Chase Bank, N.A. (the “Transfer Agent”), and is further subject to acknowledgement and agreement by DoubleLine ETF Trust (the “Trust”), a series trust offering a number of portfolios of securities (each a “Fund” and collectively the “Funds”), solely with respect to Section 4(c) herein. Capitalized terms used but not defined herein are defined in the current prospectus for each Fund as it may be supplemented or amended from time to time and included in the Trust’s Registration Statement on Form N-1A, as it may be amended from time to time, or otherwise filed with the U.S. Securities and Exchange Commission (“SEC”) (together with such Fund’s Statement of Additional Information incorporated therein, the “Prospectus”).

The Trust consists of series that rely on Rule 6c-11 under the Investment Company Act of 1940 (the “1940 Act”) and other series that operate as non-transparent exchange-traded funds in reliance on an exemptive order granted by the SEC. Although this Agreement covers all series of the Trust, the Participant will only be permitted to place orders for non-transparent series if the Participant also executes the related annex that supplements this Agreement.

The Distributor provides services as principal underwriter of the Funds acting on an agency basis in connection with the distribution of shares of beneficial interest of each Fund (the “Shares”). The Transfer Agent has been retained to provide certain transfer agency services and to be the order taker with respect to the purchase and redemption of Creation Units of Shares.

This Agreement is intended to set forth certain procedures by which the Participant may purchase and/or redeem Creation Units through the Federal Reserve/Treasury Automated Debt Entry System maintained at the Federal Reserve Bank of New York (the “Federal Reserve Book-Entry System”) and the Continuous Net Settlement (“CNS”) clearing processes of National Securities Clearing Corporation (“NSCC”) (as such processes have been enhanced to effect purchases and redemptions of Creation Units, the “CNS Clearing Process”) or, outside of the CNS Clearing Process, the manual process of The Depository Trust Company (“DTC”).

Nothing in this Agreement shall obligate the Participant to create or redeem one or more Creation Units of Shares of any Fund (including any non-transparent series), to facilitate a creation or redemption through it by a participant client, or to sell or offer to sell the Shares of any Fund (including any non-transparent series).

The parties agree as follows:

1.	STATUS, REPRESENTATIONS AND WARRANTIES OF PARTICIPANT

(a)    The Participant represents and warrants that it has the ability to transact through the Federal Reserve Book-Entry System and, with respect to orders for the purchase of Creation Units (“Purchase Orders”) or orders for redemption of Creation Units (“Redemption Orders” and, together with Purchase Orders, the “Orders”), (i) through the CNS Clearing Process, because it is a member of NSCC and a participant in the CNS System of NSCC, and/or (ii) outside the CNS Clearing Process, because it is a

DTC participant (a “DTC Participant”). Any change in the foregoing status of the Participant shall automatically and immediately terminate this Agreement. The Participant shall give prompt written notice of any such change to the Distributor and the Transfer Agent.

The Participant may place Orders either through the CNS Clearing Process or outside the CNS Clearing Process, subject to the procedures for purchase and redemption set forth in the Prospectus and Section 2 of this Agreement.

(b)    The Participant represents and warrants that: (i) it is a broker-dealer registered with the SEC, and it is a member of the Financial Industry Regulatory Authority (“FINRA”), or it is exempt from registration, or it is otherwise not required to be registered as, a broker-dealer or a member of FINRA; (ii) it is registered and/or licensed to act as a broker or dealer, as required under all applicable laws, rules and regulations in the states or other jurisdictions in which the Participant conducts its activities, or it is otherwise exempt; and (iii) it is a Qualified Institutional Buyer, as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “1933 Act”).

The Participant agrees that it will: (i) maintain such registrations, licenses, qualifications, and memberships in good standing and in full force and effect throughout the term of this Agreement; (ii) comply with applicable FINRA rules and the securities laws of any jurisdiction in which it sells Shares, directly or indirectly, to the extent such laws, rules and regulations relate to the Participant’s transactions in, and activities with respect to, the Shares; and (iii) not offer or sell Shares of any Fund in any state or jurisdiction where such Shares may not lawfully be offered and/or sold.

Any change in the foregoing status of the Participant shall terminate this Agreement. The Participant shall give prompt written notice of any such change to the Distributor and the Transfer Agent.

(c)    In the event Shares are authorized for sale in jurisdictions outside the several states, territories and possessions of the United States and the Participant offers and sells Shares in such jurisdictions and is not otherwise required to be registered or qualified as a broker or dealer, or to be a member of FINRA as set forth above, the Participant nevertheless agrees to observe the applicable laws, rules and regulations of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the 1933 Act and the regulations promulgated thereunder, and to conduct its business in accordance with the FINRA rules, to the extent the foregoing relates to the Participant’s transactions in, and activities with respect to, the Shares.

(d)    The Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under certain interpretations of applicable U.S. federal securities laws. For example, because new Creation Units of Shares may be issued and sold by a Fund on an ongoing basis, a “distribution”, as such term is used in the 1933 Act, may occur at any point. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in it being deemed a participant in a distribution in a manner which could, under certain interpretations of applicable law, render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant also understands and acknowledges that dealers who are not “underwriters,” but who effect transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus. For the avoidance of doubt, the Participant does not admit to being an underwriter of the Shares.

2.	EXECUTION OF PURCHASE AND REDEMPTION ORDERS

(a)    All Orders must comply with the procedures for Orders set forth in the Prospectus and in this Agreement, which includes the attachments. The Participant, the Distributor, and the Transfer Agent each agrees to comply with the provisions of the Prospectus, this Agreement, and the laws, rules, and regulations that are applicable to it in its role under this Agreement. If there is a conflict between the terms of the Prospectus and the terms of this Agreement, the terms of the Prospectus control; provided, however, that any updates to a Prospectus that would impact the Transfer Agent’s obligations with respect to Orders, including but not limited to those set forth in Attachment B hereto can only be effectuated by amending this Agreement.

(b)    Phone lines used in connection with Orders will be recorded and actions taken by the Participant on any website used in connection with an Order may be recorded. The Participant hereby consents to such recordings, provided that the Participant may reasonably request that the recording party promptly provide to the Participant copies of recordings of any such calls, which have been retained in accordance with the recording party’s usual document retention policy. If a recording party becomes legally compelled to disclose to any third party any recording involving communications with the Participant, to the extent legally permitted to do so, such recording party shall provide the Participant with reasonable advance written notice identifying the recordings to be disclosed, together with copies of such recordings, so that the Participant may seek a protective order or other appropriate remedy with respect to the recordings or waive its right to do so.

(c)    The Participant understands that a Creation Unit generally will not be issued until the requisite cash and/or the designated basket of securities (the “Deposit Securities”), as well as applicable Transaction Fee and taxes, are transferred to the Trust on or before the settlement date in accordance with the Prospectus.

3.	AUTHORIZATION OF TRANSFER AGENT

Solely with respect to Orders submitted through the CNS Clearing Process, the Participant hereby authorizes the Transfer Agent, or its designee, to transmit to the NSCC on behalf of the Participant such instructions, including share and cash amounts as are necessary with respect to the purchase and redemption of Creation Units, and Orders consistent with the instructions and Orders issued by the Participant to the Transfer Agent. The Participant agrees to be bound by the terms of such instructions and Orders as reported by the Transfer Agent or its designee to the NSCC as though such instructions were issued by the Participant directly to the NSCC.

4.	MARKETING MATERIALS AND REPRESENTATIONS.

(a)    The Participant represents and warrants that it will not make any representations concerning a Fund, Creation Units or Shares, other than those consistent with the Prospectus or any Marketing Materials (as defined below) furnished to the Participant by the Distributor.

(b)    The Participant agrees not to furnish, or cause to be furnished by it or its employees, to any person, or to display or publish, any information or materials relating to a Fund or the Shares, including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials (“Marketing Materials”), unless (i) such Marketing

Materials: (a) are either furnished to the Participant by the Distributor, or (b) if prepared by the Participant, are consistent in all material respects with the Prospectus, and clearly indicate that such Marketing Materials are prepared and distributed by the Participant, and (ii) Participant and such Marketing Materials prepared by the Participant comply with applicable FINRA rules and regulations. The Participant shall file all such Marketing Materials that it prepares with FINRA, if required by applicable laws, rules or regulations.

(c)     The Trust represents and warrants that (i) the Prospectus is effective, no stop order of the SEC has been issued, no proceedings for such purpose have been instituted or, to its knowledge, are being contemplated; (ii) the Prospectus conforms in all material respects to the requirements of all applicable law, and the rules and regulations of the SEC thereunder and does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) the Shares, when issued and delivered against payment of consideration thereof, as provided in this Agreement, will be duly and validly authorized, issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights; (iv) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issuance and sale of the Shares, except the registration of the Shares under the 1933 Act; (v) Shares will be approved for listing on a national exchange; (vi) it will not lend Fund securities pursuant to any securities lending arrangement that would prevent the Trust from settling a Redemption Order when due; (vii) any and all Marketing Materials prepared by the Trust and provided to the Participant in connection with the offer and sale of Shares shall comply with applicable law, including without limitation, the provisions of the 1933 Act and the rules and regulations thereunder and applicable requirements of FINRA, and will not contain any untrue statement of a material fact related to a Fund or the Shares or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and (viii) it will not name the Participant in the Prospectus, Marketing Materials, or on the Fund’s website without the prior written consent of Participant, unless such naming is required by law, rule, or regulation.

(d)    Notwithstanding anything to the contrary in this Agreement, the term Marketing Materials shall not include (i) written materials of any kind that generally mention a Fund without recommending the Fund (including in connection with a list of products sold through Participant or in the context of asset allocations), (ii) materials prepared and used for the Participant’s internal use only, (iii) brokerage communications, including correspondence and institutional communications, as defined under FINRA rules, prepared by the Participant in the normal course of its business, and (iv) research reports; provided, however, that any such materials prepared by Participant comply with applicable FINRA rules and regulations and other applicable laws, rules and regulations.

5.	TITLE TO SECURITIES; RESTRICTED SHARES

The Participant represents and warrants on behalf of itself and any party for which it acts that Deposit Securities delivered by it to the custodian and/or any relevant sub-custodian in connection with a Purchase Order will not be “restricted securities,” as such term is used in Rule 144(a)(3)(i) of the 1933 Act, and, at the time of delivery, the Fund will acquire good and unencumbered title to such Deposit

Securities, free and clear of all liens, restrictions, charges and encumbrances, and not be subject to any adverse claims.

6.	CASH COMPONENT

The Participant hereby agrees that, in connection with a Purchase Order, whether for itself or any party for which it acts, it will make available on or before the contractual settlement date (the “Contractual Settlement Date”), by means satisfactory to the Trust, and in accordance with the provisions of the Prospectus, immediately available or same day funds estimated by the Trust to be sufficient to pay the Cash Component next determined after acceptance of the Purchase Order, together with the applicable Transaction Fee. Any excess funds will be returned following settlement of the Purchase Order. The Participant agrees to ensure that the Cash Component will be received by the issuing Fund in accordance with the terms of the Prospectus, but in any event on or before the Contractual Settlement Date, and in the event payment of such Cash Component has not been made in accordance with the provisions of the Prospectus or by such Contractual Settlement Date, the Participant agrees in connection with a Purchase Order to pay the amount of the Cash Component, plus interest, computed at such reasonable rate as may be specified by the Fund from time to time. The Participant shall be liable to the custodian, any sub-custodian, or the Trust for any amounts advanced by the custodian or any sub-custodian in its sole discretion to the Participant for payment of the amounts due and owing for the Cash Component. Computation of the Cash Component shall exclude any taxes, duties or other fees and expenses payable upon the transfer of beneficial ownership of the Deposit Securities, which shall be the sole responsibility of the Participant and not the Trust. Notwithstanding the foregoing, a Fund may permit or require a substitution of a “cash in lieu” amount to be added to the Cash Component to replace any particular Deposit Security.

7.	ROLE OF PARTICIPANT

(a)    Each party acknowledges and agrees that, for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or the Distributor in any matter or in any respect under this Agreement. The Participant agrees to make itself and its employees available, upon reasonable request, during normal business hours to consult with the Funds or the Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

(b)    The Participant agrees as a DTC Participant and in connection with any purchase or redemption transactions in which it acts on behalf of a third party, that it shall extend to such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus.

(c)    The Participant represents that from time to time, it may be a beneficial owner of Shares (“Beneficial Owner”). To the extent that it is a Beneficial Owner, the Participant agrees to irrevocably appoint the Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) the Participant’s beneficially owned Shares with no input from the Participant. The Distributor will vote (or abstain from voting) the Participant’s beneficially owned Shares in the same proportion (or abstentions) as the other beneficial owners of Shares of the applicable Fund or the Trust. The Distributor, as attorney and proxy for the Participant hereunder: (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys. The Distributor may terminate this irrevocable proxy within sixty (60) days’ written notice to the Participant. This irrevocable proxy terminates upon termination of the Agreement.

(d)    The Participant represents and warrants that it has implemented, and agrees to maintain and implement on an on-going basis, an anti-money laundering program (“AML Program”) reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001, each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Participant conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency. The Participant further represents and warrants that its AML Program at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under Section 326 of the USA PATRIOT Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against reports and suspicious activity reports, (viii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA PATRIOT Act, and (ix) allows for appropriate regulators to examine its anti-money laundering books and records.

8.	AUTHORIZED PERSONS OF THE PARTICIPANT

(a)    Concurrently with the execution of this Agreement, and from time to time thereafter as may be requested by the Funds, the Transfer Agent, or the Distributor, the Participant shall deliver to the Funds and the Transfer Agent, with copies to the Distributor, a certificate in the format of Attachment A to this Agreement, duly certified by the Participant’s Secretary or other duly authorized officer of Participant, setting forth the names and signatures of all persons authorized by the Participant (each an “Authorized Person”) to give Orders and instructions relating to any activity contemplated by this Agreement on behalf of the Participant. Such certificate may be relied upon by the Distributor, the Transfer Agent and the Funds as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Funds, the Distributor, and the Transfer Agent of a superseding certificate or of written notice from the Participant that an individual should be added to, or removed from, the certificate. Whenever the Participant wants to add an Authorized Person, revoke the authority of an Authorized Person, or change or cancel a PIN Number (as defined below), the Participant shall give prompt written notice of such fact to the Funds and the Transfer Agent, with a copy to the Distributor, and such notice shall be effective upon receipt by the Funds, the Transfer Agent, and the Distributor and confirmation by the Transfer Agent to the Participant that the requested change has been implemented.

(b)    The Transfer Agent shall issue to each Authorized Person a unique personal identification number (“PIN Number”) by which the Participant and such Authorized Person shall be identified and instructions to the Funds, Transfer Agent, and Distributor issued by Participant through the Authorized Person shall be authenticated. The Participant and each Authorized Person shall keep his/her PIN Number confidential and only those Authorized Persons who were issued a PIN Number shall use such PIN Number to identify himself/herself and to submit instructions for Participant, to the Funds, Transfer

Agent, and Distributor. If an Authorized Person’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon in writing by the Participant and the Transfer Agent. If an Authorized Person’s PIN Number is compromised, the Participant shall contact the Transfer Agent promptly in writing in order for a new one to be issued. Upon receipt of written notice as set forth in paragraph (a) of this section, the Transfer Agent agrees to promptly issue a PIN Number when the Participant adds an Authorized Person and shall promptly cancel a PIN Number pursuant to paragraph (a) of this section.

(c)    The Transfer Agent and Distributor shall not have any obligation to verify instructions and Orders given using a PIN Number and shall assume that all instructions and Orders issued to it using an Authorized Person’s PIN Number have been properly placed, unless the Transfer Agent and Distributor have actual knowledge to the contrary because they received from the Participant written notice that has become effective pursuant to paragraph (a) of this section that such person is no longer authorized to act on behalf of Participant. The Participant agrees that none of the Distributor, the Transfer Agent, or the Funds shall be liable, absent gross negligence, bad faith or willful misconduct, for Losses (as defined below) incurred by the Participant as a result of the unauthorized use of an Authorized Person’s PIN Number, unless the Transfer Agent, Distributor, and the Funds previously received from Participant written notice to revoke such Authorized Person’s PIN Number that has become effective pursuant to paragraph (a) of this section. This paragraph (c) shall survive the termination of this Agreement.

9.	REDEMPTIONS

(a)    The Participant understands and agrees that Redemption Orders may be submitted only on days that the Trust is open for business, as required by Section 22(e) of the 1940 Act.

(b)    The Participant represents and warrants that it will not attempt to place a Redemption Order for the purpose of redeeming any Creation Units unless it first ascertains that it owns outright or has full legal authority and legal and beneficial right to tender for redemption the requisite number of Shares, and that such Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement, or any other agreement that would preclude the delivery of such Shares to the Fund.

(c)    The Participant understands that Shares of any Fund may be redeemed only when one or more Creation Units are held in its account.

(d)    In the event that the Distributor, Transfer Agent and/or the Trust reasonably believes in good faith that a Participant would not be able to deliver the requisite number of Shares to be redeemed as a Creation Unit on the settlement date, the Distributor, Transfer Agent and/or Trust may, without liability, reject the Participant’s Redemption Order.

(e)    In the event that the Participant receives Fund Securities the value of which exceeds the value of the applicable Creation Unit at the time of redemption, the Participant agrees to pay, on the same business day it is notified, or cause the Participant Client to pay, on such day, to the applicable Fund an amount in cash equal to the difference or return such Fund Securities to the Fund, unless the parties otherwise agree.

10.	BENEFICIAL OWNERSHIP

(a)    The Participant represents and warrants that, based upon the number of outstanding Shares of any particular Fund, either (i) it does not, and will not in the future as the result of one or more Purchase Orders, hold for the account of any single Beneficial Owner, or group of related Beneficial Owners, 80 percent or more of the currently outstanding Shares of such Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to sections 351 and 362 of the Internal Revenue Code of 1986, as amended, or (ii) it is carrying some or all of the Deposit Securities as a dealer and as inventory in connection with its market making activities.

(b)    A Fund, the Distributor, and the Transfer Agent have the right to require, as a condition to the acceptance of a deposit of Deposit Securities, information from the Participant regarding ownership of the Shares by such Participant and its customers, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent or more of the Fund’s currently outstanding Shares by a Beneficial Owner.

11.	OBLIGATIONS OF PARTICIPANT

(a)    Pursuant to its obligations under the federal securities laws, the Participant agrees to maintain all books and records of all sales of Shares made by or through it and to furnish copies of such records to the Trust, Transfer Agent and/or the Distributor upon their reasonable request.

(b)    The Participant affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation and that it will maintain such procedures throughout the term of this Agreement.

(c)    The Participant represents, covenants, and warrants that it has taken affirmative steps so that will not be an affiliated person of a Fund, a promoter or principal underwriter of a Fund or an affiliated person of such persons due to ownership of Shares, including through its grant of an irrevocable proxy relating to the Shares to the Distributor.

12.	INDEMNIFICATION

This Section 12 shall survive the termination of this Agreement.

(a)    The Participant hereby agrees to indemnify and hold harmless the Distributor, the Trust, the Funds, the Transfer Agent, their respective subsidiaries, affiliates, directors, trustees, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Participant Indemnified Party”) , from and against any claim, loss, liability, cost, or expense (including reasonable attorneys’ fees) (“Loss”) incurred by such Participant Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement that relates to the Participant; (ii) any failure on the part of the Participant to perform any of its obligations set forth in this Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations in relation to its role as an authorized participant under this Agreement; (iv) actions of a Participant Indemnified Party taken in reasonable reliance upon any instructions reasonably believed by the Distributor, the Trust, and/or the Transfer Agent to be genuine and to have been given by the Participant; or (v) the Participant’s failure to complete an Order that has been accepted.

(b)    The Distributor hereby agrees to indemnify and hold harmless the Participant, its affiliates, directors, partners, members, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Distributor Indemnified Party”) from and against any Loss incurred by such Distributor Indemnified Party as a result of: (i) any breach by the Distributor of any provision of this Agreement that relates to the Distributor; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; (iii) any failure by the Distributor to comply with applicable laws, rules and regulations, including rules and regulations of self-regulatory organizations, in relation to its role as distributor under this Agreement; or (iv) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact in the Trust’s Registration Statement (or Prospectus contained therein) that is required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

13.	LIMITATION OF LIABILITY

This Section 13 shall survive the termination of this Agreement.

(a)    In no event shall any party be liable for any special, indirect, incidental, exemplary, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of revenue, loss of actual or anticipated profit, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of market share, loss of goodwill or loss of reputation), even if such parties have been advised of the likelihood of such loss or damage and regardless of the form of action; provided, however, that this waiver shall not limit any party’s right to indemnification hereunder. In no event shall any party be liable for the acts or omissions of DTC, NSCC or any other securities depository or clearing corporation.

(b)    No party shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation: acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorism; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions.

(c)    The Distributor, the Trust, and the Transfer Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized under this Agreement and upon any written or oral instruction, notice, request, direction or consent reasonably believed by them to be genuine.

(d)    In the absence of fraud or willful misconduct on its part, the Transfer Agent, whether acting directly or through its agents, affiliates or attorneys, shall not be liable for any action taken, suffered or omitted t in the performance of its duties hereunder.

(e)    The Distributor shall not be liable for any action or failure to take any action with respect to the voting matters set forth in Section 7(c).

(f)     Neither the Distributor, the Trust, Participant, nor the Transfer Agent shall be liable to any other party to this Agreement or to any other person for any damages arising out of mistakes or errors in data provided to the Distributor, the Company, the Participant, or the Transfer Agent (as the case may be) by any third parties, or out of interruptions or delays of electronic means of communications with the Distributor, the Participant, or the Transfer Agent (as the case may be).

14.	INFORMATION ABOUT DEPOSIT SECURITIES

On each day that the Trust is open for business, through the facilities of the NSCC, the names and amounts of Deposit Securities to be included in the current Fund Deposit for each Fund will be published.

15.	RECEIPT OF PROSPECTUS BY PARTICIPANT

The Participant acknowledges receipt of the Prospectus and represents that it has reviewed and understands the terms thereof.

16.	CONSENT TO ELECTRONIC DELIVERY OF PROSPECTUS

The Distributor may electronically deliver the Prospectus, annual or semi-annual report, or other shareholder information (each, a “Shareholder Document”) to persons who have effectively consented to such electronic delivery. The Distributor will deliver Shareholder Documents electronically by sending consenting persons an e-mail message informing them that the applicable Shareholder Document has been posted and is available on the Fund’s website and providing a hypertext link to the document.

The Distributor shall electronically deliver all Shareholder Documents to the Participant at the e-mail address set forth on the signature page attached to this Agreement, unless and until the Participant provides written notice to the Distributor requesting otherwise. Until such notice is provided, the Participant can only obtain access to the Shareholder Documents electronically.

17.	NOTICES

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by electronic mail or similar means of same day delivery. Unless otherwise notified in writing, all notices to the Fund shall be at the address or telephone number or electronic mail address indicated below the signature of the Distributor. All notices to the Participant, the Distributor, and the Transfer Agent shall be directed to the address or telephone number or electronic mail address indicated below the signature line of such party.

18.	EFFECTIVENESS, TERMINATION, AND AMENDMENT OF AGREEMENT

(a)    This Agreement shall become effective on the date set forth below and may be terminated at any time by any party upon sixty (60) days’ prior written notice to the other parties, and may be terminated earlier by the Fund, the Participant or the Distributor at any time in the event of a material breach by another party of any provision of this Agreement.

(b)    No party may assign its rights or obligations under this Agreement (in whole or in part) without the prior written consent of the other party, which shall not be unreasonably withheld.

(c)    This Agreement may not be amended except by a writing signed by all the parties hereto. This Agreement is intended to, and shall apply to, each of the current and future Funds of the Trust, such that no amendment shall be required in the event that the Trust creates new Funds or terminates existing Funds, provided, however, that notice shall be provided to the Participant of such creation or termination of Funds.

19.	GOVERNING LAW

This Section 19 shall survive the termination of this Agreement.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. The parties irrevocably submit to the personal jurisdiction and service and venue of any New York State or United States Federal court sitting in New York, New York having subject matter jurisdiction, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement.

20.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

21.	SEVERANCE

If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra-national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

22.	HEADINGS

Headings and sub-headings are included solely for convenient reference and shall not affect the meaning, construction, operation, or effect of the terms of this Agreement.

23.	ENTIRE AGREEMENT

This Agreement, which includes the attachments, supersedes any prior agreement between the parties with respect to the subject matter contained herein and constitutes the entire agreement between the parties regarding the matters contained herein.

[Signature page follows]

The duly authorized representatives of the below parties have executed this Agreement, the effective date of which shall be the date of the most recent signature below.

FORESIDE FUND SERVICES, LLC

By:

Name: Mark Fairbanks Title: Vice President Address: Three Canal Plaza, Suite 100 Portland, Maine 04101 Telephone: 207-553-7100 E-mail: etp-services@foreside.com Date:

[Name of Participant] DTC/NSCC Clearing Participant Code:

By:
Name: Title: Address: Telephone: E-mail: Date:

ACCEPTED BY:

JPMorgan Chase Bank, N.A., as Transfer Agent

By:

Name: Title: Telephone: E-mail: Date:

ACKNOWLEDGED AND AGREED, SOLELY WITH RESPECT TO SECTION 4(c) HEREOF:

DoubleLine ETF Trust

By:

Name: Title: Address: Telephone: E-mail: Date:

ATTACHMENT A

AUTHORIZED PERSONS

The following are the names, titles, and signatures of all persons (each, an “Authorized Person”) authorized to give instructions pursuant to the Authorized Participant Agreement between Foreside Fund Services, LLC and [INSERT PARTICIPANT NAME AND NSCC #], subject to acceptance by J.P. Morgan Bank N.A.,

NAME	TITLE	SIGNATURE	TELEPHONE	E-MAIL ADDRESS

The undersigned does hereby certify that the persons listed above have been duly elected to the offices identified, that they presently hold such offices, that they have been duly authorized to act as Authorized Persons pursuant to the Authorized Participant Agreement by and among Foreside Fund Services, LLC., and [INSERT PARTICIPANT NAME], dated [INSERT AGREEMENT DATE] and that their signatures set forth above are their own true and genuine signatures.

Certified By (Signature):

Print Name:

Title:

Date:

Attachment A

ATTACHMENT B

This document supplements the Prospectus and the Participant Agreement (the “Agreement”) with respect to the procedures to be used by (i) the Transfer Agent and Distributor in processing orders for the purchase of Creation Units of the Fund (“Creation Orders”) and (ii) the Transfer Agent in processing orders for the redemption of Creation Units of the Fund (“Redemption Orders” and, together with Creation Orders, “Orders”).

Before placing an Order, a Participant must have signed the Agreement. The Transfer Agent, will assign a personal identification number (“PIN”) to each Authorized Person authorized to act for the Participant. This will allow a Participant through its Authorized Person(s) to place an Order with respect to Creation Units.

TO PLACE AN ORDER FOR PURCHASE OR REDEMPTION OF CREATION UNITS

1.	Placing an Order.

a.    General. To the extent possible, Orders shall be submitted through a web-based order-taking platform (“Order Taking Platform”) as described in section 1.b. below. If the Order Taking Platform is not available, Orders may be placed by telephone, as described in section 1.c. If the Transfer Agent has not provided an order number to a Participant in response to the Participant’s request for creation unit(s) or the Participant has not transmitted the Order Form to the Transfer Agent prior to the Order Cut-Off Time (as defined below), the Order will not be complete and will not be processed. Redemption Orders that are not accepted and/or completed prior to the Order Cut-Off Time will not be processed, unless resubmitted by the Participant in accordance with the Order submission process described below. All Orders are subject to acceptance by the Distributor.

b.    Using the Order Taking Platform to Initiate the Order. An Authorized Person for the Participant must log into the Order Taking Platform and enter the terms of the Order prior to the cut-off time for placing Orders with the Fund (the “Order Cut-Off Time”) set forth in the particular Fund’s order form (“Order Form”). An Order must be submitted as of the Order Cut-Off Time on the day the Order was placed if it is to be processed by the Transfer Agent in accordance with the procedures outlined below and in the documents listed in the following paragraph.

Orders submitted through the Order Taking Platform must be in accordance with the terms of this Agreement, the Prospectus, the terms and conditions of the Order Taking Platform, and, if the Order Taking Platform is housed within the J.P. Morgan Markets system, the J.P. Morgan Markets User Access Agreement (which must be separately entered into by the Participant). To the extent that any provision of this Agreement (including this Attachment B) is inconsistent with the terms and conditions of the Order Taking Platform or any provision of any J.P. Morgan Markets User Access Agreement, if applicable, the terms and conditions and the J.P. Morgan Markets User Access Agreement shall control with respect to J.P. Morgan’s

Attachment B-1

provision of the Order Taking Platform; provided, however, it is not the intention of the parties to otherwise modify the rights, duties and obligations of the parties under the Agreement, which shall remain in full force and effect until otherwise expressly modified or terminated in accordance with its terms.

c.    Using a Telephone Call to Initiate the Order. In the event the Order Taking Platform is unavailable, an Authorized Person for the Participant may call the Transfer Agent’s telephone representative at the number listed on the Order Form prior to the Order Cut-Off Time to place an Order and receive an Order Number, as described further below. The telephone call must be answered and the Order number must be issued prior to the Order Cut-Off Time. Additionally, the Participant must submit to the Transfer Agent all required paperwork, including a completed Order Form consistent with the telephonic instructions, promptly and not more than fifteen (15) minutes after the submission of the telephonic Order. Once an order number is issued and Order Form is submitted, the Order is complete and is irrevocable by the Participant and may only be cancelled by the Transfer Agent, Distributor or Trust in accordance with the provisions listed herein. If the corresponding Order Form is not submitted in good form prior to the Order Cut-Off Time or is inconsistent with the order as communicated by the Participant to the Transfer Agent, the Order will not be complete and will not be processed. Non-standard Orders generally must be arranged with the Trust in advance of Order placement. The Order Form (as may be revised from time to time) is incorporated into and made a part of this Agreement.

Upon verifying the authenticity of the caller (as determined by the use of the appropriate PIN) and the terms of the Order, the telephone representative will issue a unique Order Number. The Participant will transmit the terms of the Order in an electronic mail version of the Order Form to the Transfer Agent. All Orders with respect to the purchase or redemption of Creation Units are required to be in writing (by email or, as provided below, by facsimile) and accompanied by the designated Order Number.

If the Order number has not been issued prior to the Order Cut-Off Time, the Order will be invalid and will not be processed. For the avoidance of doubt, if the Transfer Agent has not provided an order number to a Participant in response to the Participant’s request for the creation or redemption of creation unit(s) or the Participant has not transmitted the Order Form to the Transfer Agent prior to the Order Cut-Off Time (as defined below), the Order will not be complete and will not be processed. Redemption Orders that are not accepted and/or completed prior to the Order Cut-Off Time will not be processed, unless resubmitted by the Participant in accordance with the Order submission process described herein.

The Order will be invalid and may not be processed if: (i) the Participant has not submitted to the Transfer Agent all required paperwork, including a completed Order Form in good form consistent with the telephonic instructions, within fifteen (15) minutes after the submission of a telephonic Order or (ii) the Order Form is otherwise inconsistent with the order as communicated by the Participant to the Transfer Agent.

If the Participant is unable to send or receive electronic mail, it must inform the telephone representative when submitting the terms of its Order or as soon as such inability arises.

Attachment B-2

Communication by facsimile may then be substituted for electronic mail in the steps described above, provided that each transmission is clearly marked with the time of transmission.

INCOMING TELEPHONE CALLS ARE QUEUED AND WILL BE HANDLED IN THE SEQUENCE RECEIVED. ACCORDINGLY, DO NOT HANG UP AND REDIAL. CALLS MUST BE CONCLUDED PRIOR TO THE ORDER CUT-OFF TIME. CALLS THAT ARE IN PROGRESS OR ARE UNANSWERED IN THE QUEUE AT OR AFTER THE ORDER CUT-OFF TIME WILL BE VERBALLY DENIED. INCOMING CALLS THAT ARE RECEIVED AFTER THE ORDER CUT-OFF TIME WILL NOT BE ANSWERED BY THE TELEPHONE REPRESENTATIVE. ALL TELEPHONE CALLS WILL BE RECORDED BY THE TELEPHONE REPRESENTATIVE, AND SUCH RECORDING WILL INCLUDE THE TIME OF THE TELEPHONE CALL.

NOTE THAT THE TELEPHONE CALL IN WHICH THE ORDER NUMBER IS ISSUED INITIATES THE ORDER PROCESS BUT DOES NOT ALONE CONSTITUTE THE ORDER. AN ORDER IS ONLY COMPLETED AND PROCESSED UPON SUBMISSION OF AN ORDER FORM IN GOOD FORM BY THE PARTICIPANT, INPUT OF THE ORDER BY THE TRANSFER AGENT, AND APPROVAL BY THE DISTRIBUTOR.

d. Settlement.

(i)

Clearing Process. In general, the securities making up a Creation Unit must be delivered through the NSCC to a DTC account maintained at the Fund’s custodian on or before the Contractual Settlement Date (defined below). The Participant must also make available on or before the Contractual Settlement Date, by means satisfactory to the Fund, immediately available or same day funds estimated by the Fund to be sufficient to pay any applicable cash component related to an Order. Any excess funds will be returned following settlement of the issue of the Creation Unit. The “Contractual Settlement Date” is the earlier of: (i) the date upon which all of the required securities, any cash component and any other cash amounts which may be due are delivered to the Fund; and (ii) trade date plus two (T+2) business days. Creation Units will be issued through the NSCC in accordance with the terms and conditions of the NSCC systems from time to time adopted and communicated to NSCC participants.

Any settlement outside the NSCC Clearing Process may be subject to additional requirements and fees as discussed in the Prospectus.

(ii)

Outside the Clearing Process. In general, securities making up a Creation Unit must be delivered to an account maintained at the applicable local Subcustodian on or before the International Contractual Settlement Date

Attachment B-3

(defined below). The Participant must also make available on or before the International Contractual Settlement Date, by means satisfactory to the Fund, immediately available or same day funds estimated by the Fund to be sufficient to pay any cash component of the Creation Unit, together with any applicable fees. Any excess funds will be returned following settlement of the issue of the Creation Unit. The “International Contractual Settlement Date” will be the earlier of: (i) the date upon which all of the required securities making up a Creation Unit, and any related cash component and other cash amounts due are delivered to the Fund; and (ii) the latest day for settlement on the customary settlement cycle in the jurisdiction(s) where any of such securities are customarily traded.

Except as provided in the next two paragraphs, a Creation Unit will not be issued outside of the Clearing Process until the transfer of good title to the Fund of the securities and the payment of any cash component and applicable fees have been completed. When the Subcustodian confirms to the Fund’s custodian that the required securities (or, when permitted in the sole discretion of the Fund, the cash value thereof) have been delivered to the account of the relevant Subcustodian, the custodian shall will cause the delivery of the Creation Unit.

As detailed in subsection 4 below, in the event that a deposit of securities is incomplete on the settlement date for a Creation Unit, the Fund may issue a Creation Unit notwithstanding such deficiency in reliance on the undertaking of the Participant to deliver the missing securities as soon as possible, which undertaking shall be secured by the Participant’s delivery and maintenance of collateral consisting of cash having a value at least equal to 105% of the value of the missing securities. The parties hereto agree that the delivery of such collateral shall be made in accordance with cash collateral settlement provided to the Participant by the Transfer Agent. Moreover, the Fund, acting in good faith, may purchase the missing securities at any time and the Participant agrees to accept liability for any shortfall between the cost to the Fund of purchasing such securities and the value of the collateral, which may be sold by the Fund at such time, and in such manner, as the Fund may determine in its sole discretion.

2.	Further Information Regarding the Placement of Orders by the Internet.

a. Certain Acknowledgements. The Participant acknowledges and agrees (i) that the Trust, the Transfer Agent, the Distributor and their respective agents may elect to review any Order placed through the Order Taking Platform manually before it is executed and that such manual review may result in a delay in execution of such Order; (ii) that during periods of heavy market activity or other times, it may be difficult to place Orders via the Order Taking Platform and the Participant may place Orders as otherwise set forth in this Attachment B; and (iii) that any transaction information, content, or data downloaded or otherwise obtained

Attachment B-4

through the use of the Order Taking Platform are done at the Participant’s own discretion and risk.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE ORDER TAKING PLATFORM IS PROVIDED “AS IS,” “AS AVAILABLE” WITH ALL FAULTS AND WITHOUT ANY WARRANTY OF ANY KIND. SPECIFICALLY, WITHOUT LIMITING THE FOREGOING, ALL WARRANTIES, CONDITIONS, OTHER CONTRACTUAL TERMS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE ORDER TAKING PLATFORM, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY THE TRUST, THE TRANSFER AGENT, THE DISTRIBUTOR OR THEIR RESPECTIVE AGENTS, AFFILIATES, LICENSORS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO AS TO TITLE, SATISFACTORY QUALITY, ACCURACY, COMPLETENESS, UNINTERRUPTED USE, NON-INFRINGEMENT, TIMELINESS, TRUTHFULNESS, SEQUENCE, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES, CONDITIONS AND OTHER CONTRACTUAL TERMS ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

b. Election to Terminate Placing Orders by Internet. The Participant may elect at any time to discontinue placing Orders through the Order Taking Platform without providing notice under the Agreement.

3.

Acknowledgment Regarding Telephone and Internet Transactions. During periods of heavy market activity or other times, the Participant acknowledges it may be difficult to reach the Trust by telephone or to transact business over the internet via the Order Taking Platform. Technological irregularities may also make the use of the Internet and Order Taking Platform slow or unavailable at times. The Trust may terminate the receipt of redemption or exchange Orders by telephone or the Internet at any time, in which case you may redeem or exchange Shares by communication through facsimile. All Order Forms transmitted through facsimile must be transmitted, and order numbers must be issued, prior to the Order Cut-Off Time. If a completed Order Form has not been transmitted by the Participant prior to the Order Cut-Off Time, the Creation Order will be invalid and will not be processed. Solely with respect to Redemption Orders, if the Order Form has not been transmitted in good form or the order number has not been issued prior to the Order Cut-Off Time, the Redemption Order will be processed on the next Business Day, unless withdrawn in writing by the Participant.

4.

Purchase or Redemption of Creation Units Without Receipt of Deposit Securities or Shares. Creation Units of the Fund may be purchased or redeemed in advance of receipt by the Trust of all or a portion of the applicable Deposit Securities or Shares, provided that the Participant deposits an initial deposit of cash with the Trust having a value greater than the net asset

Attachment B-5

value of the missing Deposit Securities or Shares on the date the Order is placed in proper form. In addition to available Deposit Securities or Shares, as applicable, and cash that generally comprise a Creation Unit, cash must be deposited in an amount equal to 105% of the market value of any undelivered Deposit Securities or Shares (the “Additional Cash Deposit”). The Order shall be deemed to be received on the Business Day on which the Order is placed provided that the order number is issued prior to the Order Cut-Off Time on such date and cash in the appropriate amount is deposited with the Custodian by 2:00 p.m. Eastern Time or such other time as designated by the Custodian on the settlement date. If the Order number has not been issued prior to the Order Cut-Off Time or federal funds in the appropriate amount are not received by 2:00 p.m. Eastern Time on the settlement date or such other time as designated by the Custodian on the settlement date, then the Order will be rejected as invalid and the Participant shall be liable to the Trust for losses, if any, resulting therefrom. An additional amount of cash shall be required to be deposited with the Trust, pending delivery of the missing Deposit Securities or Shares to the extent necessary to maintain an amount of cash on deposit with the Trust at least equal to 105% of the daily marked to market value of the missing Deposit Securities or Shares, as applicable. In the event that the Additional Cash Deposit is not paid, the Trust may use the cash on deposit to purchase the missing Deposit Securities. The Participant will be liable to the Trust for the costs incurred by the Trust in connection with any such purchases and the Participant shall be liable to the Trust for any shortfall between the cost to the Trust of purchasing any missing Deposit Securities and the value of the collateral. These costs will be deemed to include the amount by which the actual purchase price of the Deposit Securities exceeds the market value of such Deposit Securities on the day the Creation Order was deemed received by the Distributor plus the brokerage and related transaction costs associated with such purchases. The Trust will return any unused portion of the Additional Cash Deposit once all of the missing Deposit Securities or Shares have been properly received by the Custodian or, with respect to Deposit Securities, purchased by the Trust and deposited into the Trust. The Trust shall charge and the Participant agrees to pay to the Trust the Transaction Fee and any additional fees prescribed in the Prospectus. The delivery of Creation Units of the Fund so created will occur no later than the prescribed settlement date following the day on which the Creation Order is deemed received by the Distributor.

Attachment B-6

ATTACHMENT C

ACTIVESHARES® ANNEX

This Annex is attached to, and shall be governed by, the Authorized Participant Agreement between the [NAME OF AP] (“Participant”), DoubleLine ETF Trust (“the Trust”), JPMorgan Chase Bank, N.A., the (“Transfer Agent”), and Foreside Fund Services, LLC, the (“Distributor”) dated (DATE of AP AGREEMENT) (the “AP Agreement) and is applicable only to transactions in Funds operating pursuant to the exemptive order issued by the SEC to the Trust [ORDER NUMBER] (DATED) (the “ActiveShares Order”). All capitalized terms used herein, unless otherwise defined, have the same meaning as used in the AP Agreement or the applicable Fund’s Prospectus as it may be supplemented or amended from time to time (including the Statement of Additional Information) and the ActiveShares Order.

The parties hereby agree as follows:

1.	Background.

This Annex sets forth certain regulatory, procedural, and operational requirements with respect to the purchase and redemption of Creation Units of Shares of those Funds subject to, and governed by, the ActiveShares Order (“Non-Transparent Shares”), in addition to those already set forth in the AP Agreement. The additional requirements and procedures set forth herein remain subject to the applicable Fund’s Prospectus (including the Statement of Additional Information) and the ActiveShares Order, including any requirements with respect to the proper form of Orders and the timing of delivery of cash or securities to the Trust. To the extent that the terms and conditions of this Annex conflict with (i) the terms of the Prospectus or the ActiveShares Order, the terms of the Prospectus or ActiveShares Order, as applicable, shall control, or (ii) the terms of the Authorized Participant Agreement with regard to Orders of Non-Transparent Shares, the terms of this Annex shall control.

2.	Status of the Participant

With respect to its activities in connection with transactions in Non-Transparent Shares, the Participant hereby represents and warrants that it has entered into, and shall maintain, for as long as it transacts in Non-Transparent Shares, one or more confidential account agreement(s) with one or more AP Representative(s) (as defined in the Active Shares order) approved by the Trust, to serve as its agent to purchase and deliver Deposit Securities and accept and sell Redemption Securities in connection with Participant’s Purchase and Redemption Orders of Non-Transparent Shares.

3.	Creation and Redemption Orders of Non-Transparent Shares

With respect to its activities in connection with transactions in Non-Transparent Shares, the Participant acknowledges and agrees that for the duration of this Annex:

(i)

It will purchase and/or redeem Non-Transparent Shares from the applicable Fund on a cash or partial or full in-kind basis, as specified by, and in the sole discretion of, the applicable Fund, in accordance with the terms of the ActiveShares Order and such Fund’s Prospectus, in aggregations of Non-Transparent Shares constituting a Creation Unit;

(ii)

The Creation and Redemption baskets, along with whether Purchase Orders and Redemption Orders for each Business Day shall be effected on a cash or partial or full in-kind basis, shall be published, through the facilities of the NSCC, and in accordance with the applicable Fund’s Prospectus subject to any other applicable regulatory restrictions.

Attachment C-1

(iii)	The number of Non-Transparent Shares of a Fund constituting a Creation Unit will be stated in the applicable Fund’s Prospectus;

(iv)

The Participant may only transact directly with the Trust on an in-kind or partial in-kind basis through the AP Representative appointed by the Trust with respect to Purchase or Redemption Orders of Non-Transparent Shares;

(v)	The Trust may revoke the appointment of an AP Representative at any time;

(vi)

The Participant will be liable for all actions of the AP Representative, when acting in its role as agent for the Participant, to the same extent that the Participant would be liable under the AP Agreement;

(vii)	The Participant will submit Purchase or Redemption Orders through an order entry system or in such other manner as may be requested by the Fund’s transfer agent;

(viii)

Solely with respect to Orders for the purchase or redemption of Creation Units of Non-Transparent Shares submitted through the CNS Clearing Process by the Participant which the Trust and the Fund elect to carry out on an in-kind basis, the Trust or its designee will transmit to the NSCC and the AP Representative, on a confidential basis, the Deposit Securities and Cash Amounts and Cash Components, as applicable, and the Participant agrees to be bound by such instructions;

(ix)	Once an Order has been accepted by the Transfer Agent, it will be unconditional and irrevocable by the Participant;

(x)

Dividends and distributions on Deposit Securities that are owed to the Participant because the Participant was the owner of such securities immediately prior to the time at which the securities began trading ex-dividend will be delivered by the Transfer Agent at the instruction of the Trust to the AP Representative to an account held on behalf of the Participant; and

(xi)

A Fund may, in its sole discretion and in compliance with the ActiveShares Order, permit or require the substitution of an amount of cash to replace any Deposit Securities. The Participant shall be responsible for any and all expenses and costs incurred by the Fund in connection with a cash-in-lieu election by the Fund.

[Signature page follows]

Attachment C-2

IN WITNESS WHEREOF, the parties have caused this Annex to the AP Agreement to be executed and delivered as of the day and year written below.

DATED:
[AUTHORIZED PARTICIPANT]

By:
Name:
Title:

DoubleLine ETF Trust

By:
Name:
Title:

Foreside Fund Services, LLC

By:
Name:
Title:
Accepted By:
JPMorgan Chase Bank, N.A.

By:
Name:
Title:

Attachment C-3